Rule 424(b)(5)
                                                      Registration No. 333-80489


                              PROSPECTUS SUPPLEMENT
                       (to Prospectus Dated June 30, 1999)

                                 950,000 shares

                                [FX ENERGY LOGO]



                                  Common Stock
                                ________________

         FX Energy, Inc. is offering 950,000 shares of common stock at a price of $7.20 per share to existing stockholders with contractual antidilution rights, their successors-in-interest, and others pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is traded on the Nasdaq National Market under the trading symbol "FXEN." On August 10, 2004, the closing price of our common stock on Nasdaq was $8.23 per share.

                                ________________

   Investing in our securities involves risks. See "Risk Factors" on page S-3.

                                ________________

         After payment of underwriting discounts and commission, we would receive proceeds from the sale of these shares, if all offered shares are sold, as follows:

                                                       Per Share     Total
                                                       ---------  -------------

Public offering price..............................      $7.20     $6,840,000
Underwriting discounts and commission..............       0.45        427,500
                                                         -----     ----------
Proceeds, before expenses, to FX Energy............      $6.75     $6,412,500
                                                         =====     ==========

         We have engaged Great American Investors, Inc., as our agent to offer the shares of our common stock as described in "Plan of Distribution." The sales agent is not required to sell any specific number or dollar amount of our common stock, but will use its best efforts to sell the shares offered. We expect the total offering expenses, excluding underwriting discounts and commission, to be approximately $32,500 for all sales pursuant to this prospectus supplement. Because there is no minimum offering amount required as a condition to closing this offering, the total public offering price, sales agent discounts and commission, and proceeds, before expenses, to FX Energy, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above. Delivery of the shares of the common stock will be made on or about August 16, 2004, against payment in immediately available funds.

                                ________________

         Neither the U.S. Securities and Exchange Commission nor any state regulatory authority has approved or disapproved these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
                                ________________

                         GREAT AMERICAN INVESTORS, INC.

           The date of this prospectus supplement is August 11, 2004.

                                TABLE OF CONTENTS



                                                                          Page
                                                                          ----
Information Contained in this Prospectus Supplement:

About this Prospectus Supplement........................................   S-1
Explanatory Notes.......................................................   S-1
Prospectus Supplement Summary...........................................   S-2
Risk Factors............................................................   S-3
Forward-Looking Statements..............................................   S-8
Use of Proceeds.........................................................   S-8
Price Range of Common Stock and Dividend Policy.........................   S-9
Dilution................................................................   S-9
Company Strategy and Recent Developments................................  S-10
Management..............................................................  S-13
Plan of Distribution....................................................  S-16
Legal Matters...........................................................  S-17



                                                                          Page
                                                                          ----
Information Contained in Original Prospectus:

About this Prospectus...................................................    1
Special Note about Forward-Looking Information..........................    1
Summary.................................................................    2
Where You Can Find More Information.....................................    3
Use of Proceeds.........................................................    4
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and
  Preferred Stock Dividends.............................................    4
Description of Debt Securities..........................................    5
Description of Capital Stock............................................   13
Description of Depositary Shares........................................   16
Description of Warrants.................................................   18
Description of Guarantees...............................................   21
Plan of Distribution....................................................   21
General Information.....................................................   22
Legal Matters...........................................................   23
Experts.................................................................   23

                        ABOUT THIS PROSPECTUS SUPPLEMENT

         This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. In determining whether to purchase the shares being offered, you should carefully consider the information contained in this prospectus supplement, the base prospectus, and the information incorporated by reference into both documents.

         If the description of the offering varies between the prospectus supplement and the base prospectus, you should rely on the information in the prospectus supplement.


                            _________________________

                                EXPLANATORY NOTES

         As used in this prospectus supplement and the accompanying base prospectus, the terms "we," "us," and "our" refer to FX Energy, Inc., a corporation organized under the laws of the state of Nevada, our subsidiaries, and the entities or enterprises organized under Polish law in which we have an interest and through which we conduct our activities in that country (unless the context indicates a different meaning). The terms "common stock" and "shares" mean our common stock, par value $0.001 per share.

         Our principal executive offices are located at 3006 Highland Drive, Suite 206, Salt Lake City, UT 84106, and our telephone number is (801) 486-5555.

         Investors should only rely on the information contained in this prospectus. We have not authorized anyone to provide different information. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy the securities covered by this prospectus supplement in any state or other jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that state or jurisdiction.

================================================================================

                          PROSPECTUS SUPPLEMENT SUMMARY

         This summary highlights information contained elsewhere in this prospectus supplement. This summary may not contain all of the information that investors should consider before investing in the common stock. Prospective investors should read this entire prospectus supplement and the accompanying base prospectus carefully.

                                 About FX Energy

         We are an independent gas and oil company focused on exploration, development and production opportunities in the Republic of Poland, which has known productive areas that are underexplored, underdeveloped and underexploited today. We believe the cooperative working environment with the Polish Oil and Gas Company, or POGC, and others allows us to operate effectively with in-country operating and technical personnel, access geological and geophysical data readily, and interact in general with governmental and industry contacts in Poland. Poland is a net importer of gas and oil and its fiscal regime is favorable to foreign investment, which reinforce the attractiveness of Poland.

         Our ongoing activities in Poland are conducted principally in the three Fences project areas, where we believe the gas-bearing Rotliegendes sandstone reservoir rock in Poland's Permian Basin is a direct analog to the Southern North Sea gas basin offshore England. We are focused in the Fences area because there have been substantial gas reserves developed and produced by POGC in this Rotliegendes trend, and we have concluded that there are likely to be substantial additional gas and oil reserves in the same horizons that can be identified through the application of geophysical techniques that have not previously been applied in this area in Poland. We believe that we are uniquely positioned, because of our land position, our relationship with POGC, our significant working interests, and our current financial condition, to exploit this untapped potential and create substantial growth in gas and oil reserves and cash flows for our stockholders.

                                  The Offering

Common stock offered ................................. 950,000 shares

Common stock to be outstanding after the offering .... 31,442,415 shares, if all offered shares are sold.

Use of proceeds....................................... Fund planned exploration and development in our
                                                       Fences project areas in
                                                       Poland. See "Use of
                                                       Proceeds."

Risk factors.......................................... An investment in our common stock involves
                                                       risks. You should
                                                       carefully read "Risk
                                                       Factors" beginning on
                                                       page S-3 before deciding
                                                       to invest.

Nasdaq National Market symbol......................... FXEN

The number of shares of common stock shown above to be outstanding after the offering is based on 30,492,415 shares outstanding on August 10, 2004, and excludes an aggregate of 9,517,822 shares that may be issued on the exercise of outstanding options and warrants.

================================================================================

                                  RISK FACTORS

         An investment in our common stock involves significant risks. You should carefully consider the following risk factors before you decide to buy our common stock. You should also carefully read and consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying base prospectus before you decide to buy our common stock.

Risks Related to Gas and Oil Business

         Our success depends largely on our discovery of economic quantities of gas or oil in Poland, and we may be unable to do so.

         Our long-term success depends on our ability to establish reserves and revenue in Poland, which in turn depends on whether the properties in which we have or may obtain exploration rights in Poland contain commercial quantities of gas or oil and whether we can discover gas or oil through our exploration efforts. No assurances can be given that any such properties contain commercial quantities of gas or oil.

         We have had limited exploratory success in Poland, and our efforts may be unsuccessful in the future.

         We have participated in drilling 16 exploratory wells in Poland, consisting of:

         o        12 exploratory dry holes,

         o one that discovered hydrocarbons in place, but was not completed,

         o one that was completed for production, but is located approximately 19 kilometers from the nearest pipeline, and we have not determined whether construction of the pipeline and related production facilities is economically feasible,

         o one that was placed into production, but which we have agreed to transfer to POGC effective December 31, 2002, and

         o one that is now being placed into production, but for which we have not determined reserves.

         The exploration models we are using in Poland may not improve our chances of finding gas or oil in Poland.

         The exploration models we or POGC uses or develops may not provide a useful or effective guide for selecting exploration prospects and drilling targets. We may have to revise or replace these exploration models as a guide to further exploration if ongoing drilling results do not confirm their validity. These exploration models may be based on incomplete or unconfirmed data and theories that have not been fully tested. The seismic data, other technologies, and the study of producing fields in the area do not enable us to know conclusively prior to drilling that gas or oil will be present in commercial quantities. The analogies that we draw from available data from other wells, more fully explored prospects, or producing fields may not be applicable to our drilling prospects.

         We may encounter delays in placing our current or future discoveries into production.

         We may encounter delays in commencing the production and sale of gas we may discover in Poland. The possible delays may include obtaining rights-of-way to connect to the POGC pipeline system, developing sufficient reserves to design suitable production facilities and to market production optimally, completing required production, processing and delivery facilities, signing gas or oil sales contracts, and other factors. Such delays would correspondingly delay the commencement of cash flow.

         We may encounter unexpected problems marketing or transporting any gas we find.

         Marketing, selling and transporting gas in Poland have long been the exclusive domain of POGC. We will be virtually the first company other than POGC to engage in these activities, and there may be problems or delays that we have not anticipated. We have no sales arrangements for any gas we find and produce. No private gas producer has previously obtained access to POGC's gas grid under legislation that provides third-party access on the basis of published tariffs. Such factors would correspondingly delay the commencement of cash flows from our Polish properties.

         We cannot accurately predict the size of exploration targets or foresee all related risks.

         Notwithstanding the accumulation and study of two-dimensional and three-dimensional, or 2-D and 3-D, respectively, seismic data, drilling logs, production information from established fields, and other data, we cannot predict accurately the gas or oil potential of individual prospects and drilling targets or the related risks. Our predictions are only preliminary geological estimates of the forecasted volume and characteristics of possible reservoirs and are not an estimate of reserves and may not be discounted for the impact of related risks. In some cases, our estimates may be based on a review of data from other exploration or producing fields in the area that may not be similar to our exploration prospects. We may require several test wells and long-term analysis of test data and history of production to determine the gas or oil potential of individual prospects.

         Privatization of POGC could affect our relationship and future opportunities in Poland.

         We believe our activities in Poland have benefited from our relationship with POGC, which has provided us with exploration acreage, seismic data and production data under our agreements. The Polish government has commenced the privatization of POGC by privatizing some of POGC's refining assets and has stated its intent to privatize other segments of POGC. The timing of such privatization is unclear and beyond our control. Privatization may result in new policies, strategies or ownership that could make it more difficult, time-consuming and expensive for us to work with POGC and may reduce or eliminate the availability of opportunities with POGC in the future.

         The loss of key personnel could have an adverse impact on our operations.

         We rely on our officers and key employees and their expertise, particularly David N. Pierce, President and Chief Executive Officer; Thomas B. Lovejoy, Chairman and Chief Financial Officer; Andrew W. Pierce, Vice-President and Chief Operating Officer; Jerzy B. Maciolek, Vice-President of Exploration, and Richard Hardman, director and technical advisor. The loss of the services of any of these individuals may materially and adversely affect our ability to obtain required additional capital or complete our planned exploration program in Poland. We do not maintain key-man insurance on any of our employees.

         Factors outside our control may prevent us from establishing commercial production or substantial reserves as a result of our exploration, appraisal and development activities in Poland.

         The following factors, most of which are outside our control, may prevent us from establishing commercial production or substantial reserves as a result of our exploration, appraisal and development activities in Poland:

         o There is no way to predict in advance of drilling and testing whether any prospect encountering gas or oil will yield gas or oil in sufficient quantities to cover drilling or completion costs or to be economically viable.

         o One or more appraisal wells may be required to confirm the commercial potential of a gas or oil discovery.

         o We may continue to incur exploration costs in specific areas even if initial appraisal wells are plugged and abandoned or, if completed for production, do not result in production of commercial quantities of gas or oil.

         o Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including operating problems encountered during drilling, weather conditions, compliance with governmental requirements, shortages or delays in the delivery of equipment or availability of services, and other factors.

         We have limited control over our exploration and development activities in Poland and may suffer delays or increased costs as a result.

         We are the operator of Fences III, but POGC is the operator of Fences I and II. The failure of POGC to perform its obligations as operator in conducting drilling and other field activities in our project areas may require that we take steps under our agreement to become the operator and perhaps advance POGC's share, if any, of costs of proposed activities, which may delay our planned exploration or may result in delays and increased costs.

         Our insurance may not be adequate to protect us against numerous operating risks.

         Our gas and oil activities are subject to industry hazards such as blowouts, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations. The general liability insurance we carry does not cover all of our risks, may not be sufficient to pay the full amount of potential liabilities, and may not be available in the future on reasonable terms. The insurance provided by POGC, as operator of the Fences project area, may not cover all casualties adequately. We do not plan to purchase well control insurance on wells we drill in the Fences project area and may elect not to purchase such insurance on wells drilled in other areas in Poland. We do not maintain insurance against risks related to violations of environmental laws. A significant casualty that is not fully covered by insurance could expose us to financial loss well beyond our ability to pay. Further, we may not be able to maintain adequate insurance in the future at rates we consider reasonable.

Risks Relating to Conducting Business in Poland

         Polish laws, regulations and policies may be changed in ways that could adversely impact our business.

         Our gas and oil activities in Poland are and will continue to be subject to ongoing uncertainties and risks, including:

         o possible changes in government personnel and the development of new administrative policies and practices;

         o possible changes to the laws, regulations and policies applicable to us or the gas and oil industry in Poland in general;

         o uncertainties as to whether the laws and regulations will be applicable in any particular circumstance under Poland's immature legal system;

         o uncertainties as to the manner in which we may be able to enforce our rights in Poland under its immature legal system;

         o        political instability and possible changes in government;

         o        changes in export and transportation tariffs;

         o        changes in local and national tax requirements; and

         o expropriation or nationalization of private enterprises and other risks arising out of foreign government sovereignty over our acreage in Poland.

         Poland has a developing regulatory regime, regulatory policies and interpretations that are relatively untested, making it difficult to predict accurately how the regulatory regime will affect our operations.

         Poland has a developing regulatory regime governing exploration, development, production, marketing, transportation and storage of gas and oil. These provisions were promulgated relatively recently and are relatively untested. Therefore, there is little or no administrative or enforcement history or established practice that can aid us in predicting accurately how the regulatory regime will affect our operations. It is possible that such governmental policies will change or that new laws and regulations, administrative practices or policies, or interpretations of existing laws and regulations will restrict our proposed activities or result in delays, increased costs or decreased opportunities.

         Our activities are subject to rapidly changing environmental laws and regulations that could result in additional costs to us or the imposition of liability.

         Operations on our project areas are subject to environmental laws and regulations in Poland that provide for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with gas and oil exploration and development. We are required to prepare and obtain approval of environmental impact assessments by governmental authorities in Poland prior to commencing gas or oil production, transportation and processing functions.

         We may not have complied with all applicable laws and regulations in drilling wells, acquiring seismic data, or completing other activities in Poland to date. The Polish government may adopt more restrictive regulations or administrative policies or practices. The cost of compliance with current regulations or any changes in environmental regulations could require significant expenditures. Further, breaches of such regulations may result in mitigation costs, adverse publicity, or the imposition of fines and penalties, any of which may be material. These environmental costs could have a material adverse effect on our financial condition or results of operations in the future.

Risks Related to an Investment in our Common Stock

         Our common stock price has been and may continue to be extremely volatile, which may make it difficult to obtain financing and may preclude our investors from recovering their investment in our common stock.

         Our common stock has traded as low as $1.83 and as high as $12.45 per share between January 1, 2002, and the date of this prospectus supplement. Some of the factors leading to this volatility include:

         o the timing and availability of capital from industry or financial sources;

         o the potential sale by us of newly issued common stock to raise capital or by existing stockholders of restricted securities;

         o changes in stock market analysts' recommendations regarding us, other gas and oil companies, or the gas and oil industry in general;

         o price and volume fluctuations in the general securities markets that are unrelated to our results of operations;

         o the investment community's view of companies with assets and operations outside the United States;

         o the outcome of individual wells or the timing of exploration efforts in Poland;

         o        prevailing world prices for gas and oil; and

         o the perceived potential of our current and planned activities in Poland.

         Our stockholder rights plan and bylaws discourage unsolicited takeover proposals and could prevent our stockholders from realizing a premium on our common stock.

         We have a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our articles of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that our stockholders may consider to be in their best interests that include:

         o provisions that members of the board of directors are elected and retire in rotation; and

         o the ability of the board of directors to designate the terms of, and to issue new series of, preferred shares.

Together, these provisions and our stockholder rights plan may discourage transactions that otherwise could involve payment to our stockholders of a premium over prevailing market prices for our common shares.


                           FORWARD-LOOKING STATEMENTS

         This prospectus supplement and the information incorporated by reference contain statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend" and similar words and expressions. Statements that describe our future strategic plans, goals or objectives are also forward-looking statements. Any forward-looking statements, including those regarding us or our management's current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those discussed above. We intend that the forward-looking statements will be covered by the safe harbor provisions for forwarding-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

         The forward-looking statements are based on present circumstances and on our predictions respecting events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed below. The cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus supplement or in information incorporated by reference. Any forward-looking statements are made only as of the date of this prospectus supplement, and we assume no obligation to update forward-looking statements to reflect subsequent events or circumstances.



                                 USE OF PROCEEDS

         We estimate the net proceeds to us from the sale of 950,000 shares of common stock in this offering will be approximately $6.4 million, after deducting underwriting discounts and commission and estimated offering expenses of approximately $457,500.

         We will use the net proceeds of this offering to pay for planned exploration activities, development and production facilities in the Fences project areas and other costs in Poland, as well as other general corporate purposes. Depending on our circumstances at the time the net proceeds of this offering become available, if at all, we may use these net proceeds for purposes other than those described above. Pending such uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities or guaranteed obligations of the U.S. government.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock returned to trading on the Nasdaq National Market on August 10, 2004. Our common stock traded on the Nasdaq SmallCap Market between May 2002 and August 10, 2004, and on the Nasdaq National Market prior to May 2002. The following table sets forth for the periods indicated the high and low closing prices for our common stock as quoted under the symbol "FXEN" on the above Nasdaq markets:

                                                           Low          High
                                                        ----------   -----------
         2004:
           Third Quarter (to August 10)................   $ 7.92      $  9.00
           Second Quarter..............................     6.81         9.18
           First Quarter...............................     4.85        11.91

         2003:
           Fourth Quarter..............................     3.20         5.52
           Third Quarter...............................     2.84         3.30
           Second Quarter..............................     2.81         3.36
           First Quarter...............................     2.60         3.54

         2002:
           Fourth Quarter..............................     2.24         3.04
           Third Quarter...............................     1.83         2.99
           Second Quarter..............................     1.99         2.98
           First Quarter...............................     1.97         3.01

         We have never paid cash dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future. We intend to reinvest any future earnings to further expand our business. We estimate that, as of July 1, 2004, we had approximately 6,100 stockholders.


                                    DILUTION

         Our net tangible book value as of June 30, 2004, was $34,729,923, or $1.14 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Assuming the sale by us of 950,000 shares of common stock offered in this offering at a public offering price of $7.20 per share and the receipt of the estimated net proceeds from this offering, our pro forma net tangible book value as of June 30, 2004, would have been approximately $41.1 million, or approximately $1.31 per share of common stock. This represents an immediate increase in adjusted pro forma net tangible book value to our existing stockholders and an immediate dilution in pro forma net tangible book value to new investors as shown in the following table:

   Public offering price per share.............................          $7.20
   Net tangible book value per share as of June 30, 2004.......  $1.14
   Pro forma increase attributable to new investors............   0.17
                                                                 -----
   Pro forma adjusted net tangible book value per share
     after the offering........................................           1.31
                                                                         -----
   Pro forma dilution to new investors.........................          $5.89
                                                                         =====

                    COMPANY STRATEGY AND RECENT DEVELOPMENTS

Introduction

         We are an independent gas and oil company focused on exploration, development and production opportunities in the Republic of Poland in association with POGC and others, as discussed below. We believe the cooperative working environment with POGC in Poland allows us to operate effectively with in-country operating and technical personnel, access geological and geophysical data readily, and interact in general with governmental and industry contacts in Poland.

         We are focused on Poland because we believe it provides attractive gas and oil exploration and production opportunities. In our view, these opportunities exist because the country was closed to competition from foreign gas and oil companies for many decades. As a result, we believe its known productive areas are underexplored, underdeveloped and underexploited today. Poland is a net importer of gas and oil and its fiscal regime is favorable to foreign investment, which reinforce the attractiveness of Poland.

         We believe the gas-bearing Rotliegendes sandstone reservoir rock in Poland's Permian Basin is a direct analog to the Southern North Sea gas basin offshore England and represents a largely untapped source of potentially significant gas reserves. We believe that we are uniquely positioned, because of our land position, our relationship with POGC, our significant working interests, and our current financial condition, to exploit this untapped potential and create substantial growth in gas and oil reserves and cash flows for our stockholders.

Strategy

         We seek the rewards of high potential exploration while endeavoring to minimize our exposure to the risks normally associated with exploration. We expect to rely principally on our own financial and technical resources in drilling prospects for our own account or under our sharing arrangements with POGC.

         We concentrate on underexplored acreage in productive fairways or geologic trends where we believe we have the opportunity to find significant gas or oil reserves with lower risk. Our strategy is to:

         o acquire large acreage positions in underexplored areas of known production fairways, particularly where there has been little or no exploration with modern technology;

         o carry out the work necessary to prepare for exploration drilling, including collecting, evaluating and reprocessing data, identifying prospects that we believe merit drilling based on available data, and preparing a detailed exploration work program; and

         o drill these prospects for our own account, or where circumstances warrant, market interests in these properties to industry participants on terms that will provide the funds necessary for exploration.

         Our primary strategic relationship is with POGC, a fully integrated gas and oil company owned by the Treasury of the Republic of Poland, which is Poland's principal domestic gas and oil exploration entity. Under our existing agreements, POGC provides us with access to exploration opportunities, important previously-collected exploration data, and technical and operational support.

Current Exploratory Activities in Poland

         Fences I Project Area

         In April 2000, we agreed to spend $16.0 million on exploration costs in the Fences I project area to earn a 49% interest. POGC is obligated to pay its 51% share of any costs in excess of $16 million. As of June 30, 2004, we had incurred expenditures of approximately $13.8 million toward the $16.0 million earn-in requirement, leaving a remaining earning commitment of approximately $2.2 million.

         The Rotliegendes is the primary target horizon throughout most of the Fences I project area, at depths from about 2,800 to 3,200 meters, except along the extreme southwest portion where the target reservoir is carbonates of the lower Permian. We drilled the Kleka 11, our first Rotliegendes target, which began producing in early 2001 and is to be conveyed to POGC effective December 2002, and drilled the Mieszkow 1, an exploratory dry hole in 2001. Following these two wells, we and POGC reprocessed extensive 2-D seismic data to identify drilling targets.

         In late 2003 and early 2004, we drilled the Zaniemysl-3 well with partners POGC and CalEnergy Gas. The Zaniemysl-3 well encountered approximately 38 net meters (125 feet) of porous gas-bearing Rotliegendes sandstone. During a drill stem test of the top 18 meters of the structure, the well flowed at a stabilized rate of approximately 12.5 million cubic feet of gas per day. We and CalEnergy Gas have a 24.5% interest each and POGC has a 51% interest in the Zaniemysl gas field, as well as approximately 45,220 surrounding acres, constituting approximately 17% of the Fences I area, to facilitate placing the Zaniemysl discovery into production while developing other nearby natural gas opportunities that the parties believe have the potential to add economic value to the overall Zaniemysl project.

         The Zaniemysl-3 well has been completed for production, but production will be deferred until we construct production facilities and a connection line to the POGC gas grid. Reserve figures will be available after we reprocess the existing 3-D seismic data covering the field. A 10-mile pipeline will be required to connect to the POGC grid near the Radlin field.

         We and POGC have agreed to drill the Rusocin prospect in Fences I and are in the process of selecting a drilling company to proceed with drilling as soon as possible, anticipating commencement during the third quarter of 2004. We will pay the cost of the Rusocin well, certain 2-D and 3-D seismic reprocessing, and some new 2-D seismic acquisition to identify new prospects for drilling. We anticipate the cost of this activity in 2004 will complete the $16.0 million earning obligation for Fences I this year.

         Fences II Project Area

         In early 2002, Conoco, Inc., Ruhrgas and POGC drilled a dry hole in the northeast of the Fences II area. The well, although dry, did confirm the presence of reservoir quality Rotliegendes sandstone at a depth of more than 3,700 meters, which we believe makes virtually the entire block prospective for Rotliegendes, subject to accurate geophysical resolution of the trapping features.

         A significant amount of geological and geophysical work was completed by POGC and Conoco before Conoco's withdrawal from the project at the end of 2002 and made available to us by POGC. As a result, we were able to immediately identify drill-ready prospects in the Fences II project area. We are currently reprocessing approximately 2,600 kilometers of 2-D seismic data, which will complement the 1,200 kilometers reprocessed in 2002, to develop a complete subsurface picture of the Rotliegendes and Zechstein horizons. In early August 2004, we began drillsite preparation prior to moving the drilling rig to the Sroda-4 location for drilling. If the Sroda test well is commercial, we hope to launch a continuous exploration and development drilling program in Fences II, including possible drilling of the Mieczewo prospect in late 2004. We will pay the costs of the Sroda well, the 2,600 kilometers of 2-D reprocessing, and the acquisition of new 2-D seismic data to identify additional prospects. We anticipate the cost of this work in 2004 will exceed the $4.0 million in exploration expenditures required to earn a 49% interest in the Fences II project area.

         Fences III Project Area

         We have sent tapes of the existing seismic data covering the northern 30% of the Fences III project area for reprocessing and plan to carry out a geophysical exploration program to identify leads and prospects that merit drilling. At this time, we intend to carry out this work on our own.

         Pomeranian Area

         We have determined to drop our Pomeranian project interests to focus on the much lower risk Rotliegendes and Zechstein plays in the Fences area.

         Wilga

         We have no current plans with Apache Corporation and POGC to place the Wilga 2 discovery well into commercial production in light of the required capital investment in pipeline and facilities. No further exploration is planned for the block at this time, and we may farm-out or sell our interest.

United States Properties and Activities

         Producing Properties

         In the United States, we currently produce oil in Montana and Nevada. All of our producing properties, except for the Rattlers Butte field (an exploratory discovery during 1997), were purchased during 1994.

         In Montana, we operate the Cut Bank and Bears Den fields and have an interest in the Rattlers Butte field, which is operated by an industry partner. In the Cut Bank field, we own an average working interest of 99.6% in 93 producing oil wells, 27 active injection wells and one active water supply well. In the Bears Den field, we own a 90% working interest in three active water injection wells and five producing oil wells, which produce oil at a depth of approximately 2,430 feet. In the Rattlers Butte field, we own a 6.3% working interest in two oil wells producing at a depth of approximately 5,800 feet and one active water injection well.

         In Nevada, we operate the Trap Spring and Munson Ranch fields and have an interest in the Bacon Flat field, which is operated by an industry partner. In the Trap Spring field, we produce oil from a depth of approximately 3,700 feet from one well, with a working interest of 21.6%. In the Munson Ranch field, we produce oil at an average depth of 3,800 feet from five wells, with an average working interest of 36%. In the Bacon Flat field, we produce oil from one well at a depth of approximately 5,000 feet, with a 16.9% working interest.

         We sell oil at posted field prices to one of several purchasers in each of our production areas. Posted prices are generally competitive among crude oil purchasers. Our crude oil sales contracts may be terminated by either party upon 30 days' notice.

         We have not drilled any wells in the United States in the preceding three years.

         Oilfield Services

         In Montana, we perform, through our drilling subsidiary, FX Drilling Company, Inc., a variety of third-party contract oilfield services, including drilling, workovers, location work, cementing and acidizing. We currently have a drilling rig capable of drilling to a vertical depth of 6,000 feet, a workover rig, two service rigs, cementing equipment, acidizing equipment and other associated oilfield servicing equipment.


                                   MANAGEMENT

Officers and Directors

         The following sets forth the name, age, term of directorship, and principal business experience of each of our executive officers and directors:

      Name                 Age                     Positions
      ----                 ---                     ---------

Thomas B. Lovejoy          68    Director, Chairman and Chief Financial Officer
David N. Pierce            58    President, Chief Executive Officer and Director
Andrew W. Pierce           56    Vice-President and Chief Operating Officer
Jerzy B. Maciolek          54    Vice-President of International Exploration
                                   and Director
Scott J. Duncan            55    Vice-President Investor Relations and Secretary
Richard Hardman CBE        68    Director and Exploration Adviser
David L. Worrell           59    Director
Arnold S. Grundvig, Jr.    55    Director
Dennis B. Goldstein        58    Director
Clay Newton                47    Vice President of Finance, Treasurer and
                                   Chief Accounting Officer

         Thomas B. Lovejoy has been Chairman of our Board of Directors since October 27, 2003, and our Chief Financial Officer since 1999. Mr. Lovejoy formerly served as our Vice Chairman from 1995 through 2003 and was a consultant to us from 1995 to 1999. Between 1992 and 1999, Mr. Lovejoy was a principal of Lovejoy & Associates, Inc., Greenwich, Connecticut, which provided financial strategic advice respecting private placements, mergers and acquisitions. From 1989 through 1992, he was a managing director and head of natural resource, utility and mining groups of Prudential Securities, Inc., New York City. From 1980 through 1988, he was a managing director and head of the energy and natural resources group of Paine Webber, Inc. From 1993 to 2001, he was a director of Scaltech, Inc., Houston, Texas, a processor of petroleum refinery oil waste. Mr. Lovejoy is a graduate of Massachusetts Institute of Technology and Harvard Business School.

         David N. Pierce has been our President and a director since 1992 and was Chairman of our Board of Directors from 1992 through 2003. For more than three years prior to 1992, he was the Vice-President and a director of our predecessor, Frontier Exploration Company, co-founded with his brother, Andrew
W. Pierce, in January 1989, which was acquired by us in 1992. Mr. Pierce has served in executive capacities with privately held gas and oil companies since 1979. He is an attorney with more than 25 years of experience in natural resources, securities and international business law. He is a graduate of Princeton University and Stanford University Law School.

         Andrew W. Pierce has been our Vice-President and Chief Operating Officer since 1992 and was a director from 1992 through 2003. For more than three years prior to 1992, he was the President and a director of our predecessor, Frontier Exploration Company, co-founded with his brother, David N. Pierce, in January 1989, which was acquired by us in 1992. Mr. Pierce has more than 25 years of experience in gas and oil exploration, drilling, production and leasing, with primary management and line responsibility for drilling and completion activities in the western United States.

         Jerzy B. Maciolek has been our Vice-President of International Exploration and a director since 1996. Mr. Maciolek has been employed by us since September 1995. He has been instrumental in our exploration efforts in Poland. Prior to becoming our employee, he was a private consultant for over five years, including consulting on exploration projects in the western United States, the hydrocarbon potential of Poland and Kazakhstan, and developing applied integrated geophysical interpretations over gold mines in Nevada, California and Mexico. Mr. Maciolek is a graduate of the Mining and Metallurgy Academy in Krakow, Poland.

         Scott J. Duncan has been our Vice-President Investor Relations since 1993 and Secretary since 1999 and a director between 1993 and 2004. Prior to becoming a consultant with us in 1993, he was an executive and director of several small businesses in Salt Lake City, Utah. Mr. Duncan is a graduate of the University of Utah School of Business. Mr. Duncan's term as a director expired with the 2004 annual meeting, at which time he did not stand for reelection as the Board of Directors had decided to reduce the size of the Board from eight directors to seven, thereby ensuring that a majority of the Board of Directors is composed of independent directors.

         Richard Hardman, CBE, has been an Exploration Advisor since February 2003 and a director since October 2003. From January 2002 through January 2003, Mr. Hardman was an Advisor on Exploration to the Chief Executive Officer of Enterprise Oil and worked in an advisory capacity to Neptune Oil and Gas. Between 1983 and January 2002, he served in various executive capacities with Amerada Hess, a worldwide, integrated gas and oil firm. Mr. Hardman was Vice President of Worldwide Exploration based in London between May 1998 and May 2001 and Exploration Advisor thereafter until January 2002. Over a career spanning more than 40 years, he worked in gas and oil exploration as a geologist in Libya, Kuwait, Columbia, Norway and the North Sea. Mr. Hardman was Chairman of the Petroleum Society of Great Britain, President of the Geological Society of London, served as the European member of the Advisory Counsel of the American Association of Petroleum Geologists, and currently Chairman of APPEX, a farmout fair organization based in London. Mr. Hardman was made a Commander of the British Empire in New Year Honours List of 1998 for services to the oil industry. Mr. Hardman is a member of our Nomination and Governance Committee and our Compensation Committee.

         David L. Worrell is the founder and President of David Worrell Associates, a commercial real estate consulting and development firm with emphasis on the hospitality industry, from 1990 through 1997 and 1999 through the present. In 1998, Mr. Worrell served as Senior Vice President of Development for Homestead Village, Inc., a New York Stock Exchange listed lodging company. From 1993 through 1997, he served as Chief Executive Officer, and from 1998 through the present, as Chairman of Subway Russia Franchising Company, the exclusive master franchisee of the Subway Sandwich Shop restaurant concept in Russia. From 1981 through 1990, Mr. Worrell was Managing Director, Vice President and Director of Development for MAT Associates, a national real estate developer specializing in hotel and related commercial development. Prior to 1981, he was a practicing attorney in the areas of real estate acquisition and development and international transactions. Mr. Worrell is a graduate of Stanford Graduate School of Business, Stanford Law School, and Cornell University. Mr. Worrell is a member of our Nomination and Governance Committee, our Audit Committee, and our Compensation Committee.

         Arnold S. Grundvig, Jr. has been our director since 2003. Mr. Grundvig has served as President and Chief Financial Officer of A-Systems Corporation, a developer of accounting software, since 1993. From 1990 to 1992, he served as Controller for Weider Health & Fitness, a sports nutrition company, and Schiff Vitamin, a nutrition enhancement company. From 1985 to 1989, he served as a Financial Analyst for Petro Source Corporation, a crude oil trading firm. From 1983 to 1985, he worked as an independent turn-around consultant on several projects. From 1977 to 1983, he worked for First Interstate Bank (now Wells Fargo Bank) as Manager of the Credit Department and as a commercial loan officer. From 1971 to 1977, he served as a Financial Analyst for Dun & Bradstreet, Inc., a commercial credit rating bureau. Mr. Grundvig is a graduate of Phoenix University (MBA) and the University of Utah. Mr. Grundvig is Chairman of our Audit Committee and a member of our Nomination and Governance Committee and our Compensation Committee.

         Dennis B. Goldstein has been our director since October 27, 2003, and was appointed Lead Director November 10, 2003. He previously served as a member of the Board of Directors from 1999 to 2002, and was a member of our Audit Committee prior to his resignation. Between March 2002 and June 2004, Mr. Goldstein practiced natural resources law in San Francisco, California, "Of Counsel" to the firm of Baker & McKenzie. From 1976 until March of 2002, Mr. Goldstein was with Homestake Mining Company, a New York Stock Exchange listed, international, gold mining company in various capacities. When Homestake was purchased by Barrick Gold Corporation in 2002, he was Vice-President and Corporate Counsel. Mr. Goldstein is a graduate of Brown University (`67), Stanford University Law School (`71), and the Executive Program of the Stanford Graduate School of Business (`87). He is a member of the California and the American Bar Associations. Mr. Goldstein is Chairman of our Compensation Committee and our Nomination and Governance Committee and is a member of our Audit Committee.

         Clay Newton has been our Vice President of Finance, Treasurer and Chief Accounting Officer since 2003 and was a director from 2002 through 2003. Mr. Newton was the Worldwide Controller for LANDesk Software, Inc. from 2002 through 2003, a private technology company with operations and entities in eight countries. He was a director of Corporate Finance and Administration for Talk2 Technology, Inc., a private technology company, from 2000 to 2002. He was Chief Financial Officer and Corporate Secretary for Equity Oil, Inc., a publicly-traded international gas and oil company, from 1986 to 2000. Mr. Newton is a graduate, with honors, of the University of Utah, and a Certified Public Accountant and Certified Equity Professional.

Technical Team

         Steven McTiernan has over 30 years of diverse energy industry and banking experience as a petroleum engineer with Amoco, Mesa, and British Petroleum, and as a banker with Chase Manhattan, CIBC and NatWest. He was the Global Head of Oil & Gas for Chase in New York and for NatWest in London. Mr. McTiernan advised FX Energy in connection with the 2003 farmout of the Fences I project area to CalEnergy Gas.

         Robert J.J. Hardy, Ph.D., served 11 years with Amerada Hess from 1990 to 2001 where he was in charge of the geophysical operations group in London with responsibility for Northwest Europe (including the North Sea) and other international areas. He has considerable experience in all aspects of the design, acquisition and processing of 2-D, 3-D and 4-D projects and has applied advanced analytical methodologies on over 500 geophysical projects including projects dealing with complex salt swells, gas cloud problems and structural imaging. He identified the need for and established a multidisciplinary team incorporating specialized seismic attributes for complex structures in the North Sea, resulting in improved appraisal strategy and successful drilling. In 2003, Dr. Hardy joined the Geology Department of Trinity College Dublin to establish a basin analysis group to conduct research programs in multiple suppression, depth imaging and attribute interpretation. Dr. Hardy holds a Ph.D. in Geophysics from Cambridge University and a B.Sc. Geology and Geophysics 1st Class from the University of Durham. Dr. Hardy is guiding our seismic acquisition, processing and reprocessing projects in the Fences project areas.

         Bhoopal R. Naini, Ph.D., has 22 years of geophysical experience with Saudi Aramco, British Petroleum and Gulf Oil. He is credited with opening of a new gas basin in Saudi Arabia where 15 trillion cubic feet of natural gas have been discovered. He has experience in 2-D and 3-D seismic acquisition, vsp, inversion, azimuthal anisotropy and AVO. In addition to working in Saudi Arabia, he has also worked in the North Sea, Asia and Africa. Mr. Naini has a B.S. and M.S. degree in Geology and Geophysics from Osmania University, India, and a Masters and Ph.D. in Geophysics from Columbia University, New York.

         Lucy Slater, Ph.D., spent eight years with Amerada Hess Ltd. working for Richard Hardman and two years with Shell International Exploration and Production. Her expertise includes reservoir modeling and quantitative seismic interpretation and she was responsible for three significant discoveries including the Rose discovery well in the Southern Gas Basin of the North Sea. Ms. Slater graduated from Durham University and received her Ph.D. in Geophysics from Cambridge University.

         Aleksander Nowak worked over 30 years with the Wolomin drilling division of POGC, including drilling supervisor and technical director. For approximately five years prior to his retirement in 2004, he was the primary POGC liaison with foreign gas and oil companies. Mr. Nowak earned B.S. and M.S. degrees in Reservoir Engineering from the University of Krakow.


                              PLAN OF DISTRIBUTION

         Great American Investors, Inc. has entered into a sales agency agreement with us in which it has agreed to act as sales agent in connection with the sale of 950,000 shares in this offering. Great American Investors is using its best efforts to offer such shares to existing stockholders with contractual antidilution rights, their successors-in-interest, and others. Subject to the terms and conditions of the sales agency agreement, Great American Investors is offering the shares of our common stock on a best-efforts basis. Great American Investors has no commitment to purchase any of our common stock and will act only as a sales agent. We reserve the right to reject an order for the purchase of shares in whole or in part.

         We have agreed to pay the sales agent a cash fee of $0.45 per share for each share sold by it. We also have agreed to reimburse the sales agent, upon request, for its out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel.

         The following table summarizes the compensation to be paid to the sales agent by us and the proceeds, before expenses, payable to us:

                                                        Per Share       Total
                                                        ---------   ------------

        Public offering price.........................     $7.20     $6,840,000
        Underwriting discounts and commissions........      0.45        427,500
                                                           -----     ----------
        Proceeds, before expenses, to us..............     $6.75     $6,412,500
                                                           =====     ==========

         We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $32,500.

         We have agreed to indemnify the sales agent against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that it may be required to make in this respect.

         In connection with this offering, the sales agent and other persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the sales agent may over-allot in connection with this offering, creating a short position in common stock for its own account. To cover a short position or to stabilize the price of the common stock, the sales agent may bid for, and purchase, shares of common stock in the open market. The sales agent may also impose a penalty bid whereby it may reclaim selling concessions allowed to a dealer for distributing common stock in this offering, if the sales agent repurchase previously distributed common stock in transactions to cover its short position, in stabilization transactions, or otherwise. Finally, the sales agent may bid for and purchase shares of common stock in market-making transactions. These activities may stabilize or maintain the market price of the common stock above market levels that may otherwise prevail. The sales agent is not required to engage in these activities and may stop any of these activities at any time without notice.

         In connection with this offering, the sales agent may engage in passive market-making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market-making activity by the participants in this offering. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Rule 103 limits the net purchases by a passive market maker on each day to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period. The passive market maker must stop its passive market making transactions for the rest of that day when such limit is reached.

         This is a brief summary of the material provisions of the agreement with the sales agent and does not purport to be a complete statement of its terms and conditions. A copy of the agreement is filed with the U.S. Securities and Exchange Commission and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.


                                  LEGAL MATTERS

         Certain legal matters respecting the validity under Nevada law of the common stock to be sold has been passed upon for us by Kruse Landa Maycock & Ricks, LLC, Salt Lake City, Utah.

                                   PROSPECTUS

                                 FX ENERGY, INC.

                                  $100,000,000

                                 DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                    WARRANTS
                          GUARANTEES OF DEBT SECURITIES

         FX Energy, Inc. may offer and sell from time to time in one or more classes or series and in amounts, at prices and on terms that FX Energy will determine at the time of the offering, with an aggregate initial offering price of up to $100,000,000:

         - debt securities;

         - common stock;

         - preferred stock;

         - depositary shares relating to preferred stock of FX Energy;

         - warrants to purchase debt securities, common stock or preferred stock; and

         - guarantees of the payment of debt securities issued by one or more subsidiaries of FX Energy, Inc.

         FX Energy will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                     This prospectus is dated June 30, 1999.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that FX Energy filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, FX Energy may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities FX Energy may offer. Each time FX Energy sells securities, FX Energy will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                 SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

         This prospectus and the information incorporated by reference contain statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "will," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend" and similar words and expressions. Statements that describe FX Energy's future strategic plans, goals or objectives are also forward-looking statements. Any forward-looking statements, including those regarding FX Energy or its management's current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those included in the applicable prospectus supplement under the caption, "Risk Factors", and the following:

         - The future results of drilling individual wells and other exploration and development activities;

         - Future events that may result in the need for additional capital;

         - Fluctuations in prices for oil and gas;

         - Uncertainties of certain terms to be determined in the future relating to FX Energy's oil, gas and mining interests, including exploitation fees, royalty rates and other matters;

         - Future drilling and other exploration schedules and sequences for various wells and other activities;

         - Uncertainties regarding future political, economic, regulatory, fiscal, taxation and other policies in Poland;

         - The future ability of FX Energy to attract strategic partners to share the costs of exploration, exploitation, development and acquisition activities; and

         - Future plans and the financial and technical resources of strategic partners.

         The forward-looking statements are based on present circumstances and on FX Energy's predictions about events that have not occurred, which may not occur or which may occur with different consequences and timing than those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed below. The cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus or in information incorporated by reference. FX Energy assumes no obligation to update such forward-looking statements or to update reasons that actual results could differ materially from those anticipated in such forward-looking statements.

                                     SUMMARY

FX Energy

         FX Energy is an independent oil and gas exploration, development and production company, currently focused on oil and gas opportunities in the Republic of Poland. FX Energy has acquired multiple high potential exploration opportunities on large acreage blocks in Poland. As of June 1, 1999, FX Energy was the largest foreign oil and gas exploration acreage holder in Poland, in terms of both gross and net acres, with exploration rights covering approximately 15.8 million gross acres, including 11.5 million gross acres controlled by FX Energy and Apache Corporation, options covering 3.4 million gross acres controlled by the Polish Oil and Gas Company ("POGC") and 0.9 million gross acres controlled solely by FX Energy. FX Energy has strategic alliances with Apache Corporation and POGC to explore for oil and gas, capitalize on development opportunities, gain access to geological and geophysical data, obtain project financing and conduct other activities in Poland.

         FX Energy is currently focusing its oil and gas exploration program in the Lublin, Carpathian, Pomeranian, Warsaw West and Baltic project areas in Poland. FX Energy has exploratory agreements with Apache covering all of Poland, except FX Energy's Baltic Project Area, and with POGC covering the Lublin, Carpathian, and Pomeranian project areas.

         FX Energy intends to continue to concentrate its activities in Poland because of its:

         - significant oil and gas potential from geologically diverse hydrocarbon provinces;

         - rapidly growing free market economy and competitive regulatory environment;

         - relatively modern industrial infrastructure, including drilling and service companies, pipelines, refineries and railroads;

         - dependence on imports for approximately 98% and 60% of its oil and gas consumption, respectively; and

         - internationally competitive fiscal regime regarding the development of oil and gas resources, including a current 6% government royalty and an exploitation license fee with no back-end governmental participation.

Business Strategy

     The principal components of FX Energy's strategy are:

         - develop and expand strategic alliances with Apache, POGC and others to obtain significant financial and operational assistance and to enhance FX Energy's ability to pursue additional opportunities in Poland;

         - create a program of lower risk appraisal and development opportunities to balance against its ongoing high potential exploration program on its large acreage position in Poland by:

                  = seeking acquisitions of proved reserves that are currently producing or can be placed into production through the investment in production infrastructure and the implementation of a long-term exploitation program;

                  = pursuing lower risk appraisal and development drilling
                    opportunities in Poland by acquiring interests in or near areas containing proven reserves or in areas in which FX Energy believes modern drilling and production techniques will result in commercially producing wells; and

                  = advancing the high potential exploration program, now
                    principally the primary responsibility of Apache, on the large project areas in which FX Energy already holds exploration rights.


Principal Current Activities

         FX Energy is implementing its strategy through the following current activities:

         - Lachowice Field Development. In June 1999, FX Energy and Apache began a program to test and recomplete up to three existing wells initially determined by POGC to contain hydrocarbons, and if warranted, to commence additional developmental drilling and construction of production facilities in order to initiate production in 2000.

         - Possible Proved Reserve Opportunities. FX Energy and Apache are reviewing data from existing POGC fields with proved reserves that may be suitable for possible joint acquisition, the installation of production infrastructure and the implementation of a long-term exploitation program.

         - New Appraisal/Development Projects. Based on a review of data provided by POGC, FX Energy and Apache intend to propose to POGC possible joint development and production operations, under arrangements similar to the Lachowice model, on several existing POGC discoveries, shut-in fields and under-developed properties in Poland.

         - Ongoing Exploration Program. FX Energy and Apache will continue their ongoing exploration program this year in Poland. Apache has committed to spud five more wells this year and to pay FX Energy's share of costs. POGC is expected to join in this program for up to a one-third interest. In addition, FX Energy and Apache will acquire new seismic in the Lublin and Carpathian project areas and will reprocess existing POGC seismic in their other project areas to prepare for the continuation of their exploration program in 2000 and 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         FX Energy files annual, quarterly and special reports, proxy statements and other information with the SEC. FX Energy's SEC filings are available to the public over the Internet at the SEC's web site at http:// www.sec.gov. You may also read and copy any document FX Energy files with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. FX Energy's filings with the SEC are also available at the office of the Nasdaq Stock Market, 1735 "K" Street, N.W., Washington, D.C. 20006.

         The SEC allows FX Energy to "incorporate by reference" the information FX Energy files with them, which means that FX Energy can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that FX Energy files later with the SEC will automatically update and supersede this information. FX Energy incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until FX Energy sells all of the securities.

         (1) Annual Report on Form 10-K for the year ended December 31, 1998;

         (2) Current reports on Form 8-K reporting events of February 16, March 2, May 18, and June 10, 1999;

         (3) Quarterly report on Form 10-Q for the quarter ended March 31, 1999, as amended May 18 and May 27, 1999; and

         (4) Proxy Statement relating to the FX Energy 1999 annual stockholders' meeting.

         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning FX Energy at the following address: FX Energy, Inc. 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106; Attention: Scott J. Duncan, telephone (801) 486-5555, facsimile (801) 486-5575, e-mail scottduncan@fxenergy.com.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. FX Energy has not authorized anyone else to provide you with different information. FX Energy is only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 USE OF PROCEEDS

         Unless FX Energy specifies otherwise in the applicable prospectus supplement, the net proceeds from the sale of offered securities will be used for general corporate purposes, which may include:

         - funding expenditures, including paying for exploration, development and acquisitions;

         - providing working capital;

         - redeeming or repurchasing securities of FX Energy or any subsidiary; and/or

         - repaying debt;

         FX Energy may temporarily invest the net proceeds FX Energy receives from any offering of securities or use the net proceeds to repay short-term debt until FX Energy can use them for their stated purposes.


                    RATIOS OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         FX Energy's consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:


                                                                   THREE
                                                                  MONTHS
                              YEAR ENDED DECEMBER 31,              ENDED
                      --------------------------------------     MARCH 31,
                      1994    1995    1996    1997    1998         1999
                      ----    ----    ----    ----    ----      ----------
Ratio of earnings to
 fixed charges (a)     (5)     (6)    (15)     (44)     N/A         N/A
Ratio of earnings to
 fixed charges  and
 preferred stock
 dividends (b)       (5)(a)  (5)(a)  (15)(b)  (44)(b)  N/A(b)      N/A(b)


(a) The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover the fixed charges for the period. FX Energy's historical earnings for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 were insufficient to cover FX Energy's fixed charges. The amounts of the deficiencies were $778,000, $2.0 million, $4.6 million and $3.5 million in 1994, 1995, 1996 and 1997, respectively for the ratio of earnings to fixed charges and to fixed charges and preferred stock dividends. FX Energy had no long-term debt or fixed charges during 1998 or during the three months ended March 31, 1999. These ratios are based on continuing operations. "Earnings" is determined by adding:

          - income before income taxes, and

          - fixed charges, net of interest capitalized.

     "Fixed charges" consist of interest (whether expensed or capitalized) and that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and preferred stock dividend requirements of FX Energy.

(b)  No Preferred Stock outstanding.


                         DESCRIPTION OF DEBT SECURITIES

         The debt securities will be issued under an indenture between FX Energy and a trustee chosen by FX Energy. The trustee for each series of debt securities will be identified in the applicable prospectus supplement.

         The following description highlights the general terms and provisions of the debt securities. The summary is not complete. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

         The form of the indenture has been filed as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

General

         Any debt securities FX Energy offers will be FX Energy's direct, unsecured general obligation. The debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of FX Energy's other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of FX Energy's Senior Indebtedness as designated by FX Energy's board of directors or in a supplemental indenture.

         The indenture does not limit the aggregate principal amount of debt securities that can be issued. The debt securities may be issued in one or more series as may be authorized from time to time by FX Energy.

         A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         - title of the debt securities;

         - total principal amount of the debt securities;

         - the dates on which the principal and premium, if any, of the debt securities will be payable;

         - the interest rate (or method of determining the rate) which the debt securities will bear and the interest payment dates for the debt securities;

         - the place where FX Energy will pay (or the method of payment of) principal, premium and interest on the debt securities;

         - any optional redemption periods and prices;

         - whether FX Energy will issue the debt securities in registered or bearer form;

         - any special provisions relating to bearer securities or global securities representing individual bearer securities;

         - any sinking fund or other provisions that would obligate FX Energy to repurchase or otherwise redeem the debt securities;

         - any rights of the holders of the debt securities to convert or exchange the debt securities into or for other securities or property and the terms and conditions of the conversion or exchange;

         - denominations in which FX Energy will issue the debt securities, if other than $1,000 and any integral multiple thereof;

         - manner in which FX Energy will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

         - if prior to maturity the actual principal amount of the debt securities payable at maturity is not determinable, the manner in which FX Energy will determine the deemed principal amount of the debt securities payable at maturity;

         - any changes or additions to the defeasance or discharge provisions;

         - the currency in which FX Energy will pay principal, premium and interest on the debt securities if other than the United States dollar;

         - if other than the entire principal amount, the portion of the principal amount of the debt securities payable if the maturity of the debt securities is accelerated, or provable in bankruptcy;

         - any provisions relating to any security provided for the debt securities;

         - any change in or addition to the events of default;

         - whether FX Energy will issue the debt securities in the form of global securities and the terms and conditions of the global securities;

         - any trustees, authenticating or paying agents, transfer agents or registrars with respect to the debt securities;

         - the creation of or any change or addition to the covenants or definitions relating to the sale or conveyance of assets by FX Energy or to the provisions relating to the consolidation or merger of FX Energy;

         - the terms of any guaranty of the debt securities;

         - any subordination provisions relating to the debt securities;

         - the dates for certain required reports to the trustee relating to debt securities which do not bear interest; and

         - any other terms of the debt securities.

         FX Energy may issue debt securities at a discount below their stated principal amount. Even if FX Energy does not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. FX Energy will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. FX Energy will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

Denominations, Registration, Transfer and Payment

         FX Energy may issue the debt securities in registered form without coupons, in bearer form with or without coupons or in the form of one or more global securities, as described below under the heading "Global Securities." Unless specified by FX Energy otherwise in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple of $1,000. Global securities will be issued in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. The denomination of debt securities denominated in a foreign or composite currency will be described in a prospectus supplement. If debt securities are issuable as bearer securities, certain special limitations and considerations, which will be described in a prospectus supplement, will apply.

         You may present registered securities for exchange or transfer at the corporate trust office of the trustee or at any other office or agency maintained by FX Energy for such purpose, without payment of any service charge except for any tax or governmental charge. Bearer securities will be transferable only by delivery. FX Energy will describe the specific terms for the exchange of bearer securities in a prospectus supplement.

         FX Energy will pay principal and any premium and interest on registered securities at the corporate trust office of the trustee or at any other office or agency maintained by FX Energy for such purpose. FX Energy may choose to make any interest payment on a registered security:

         - by check mailed to the address of the holder as such address shall appear in the register; or

         - if provided in the prospectus supplement, by wire transfer to an account maintained by the holder as specified in the register.

         FX Energy will make interest payments to the person in whose name the debt security is registered at the close of business on the day specified by FX Energy.

         FX Energy will make no payment of principal, premium or interest on bearer securities at any of FX Energy's offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Global Securities

         FX Energy may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. FX Energy may issue the global securities in either registered or bearer form and in either temporary or permanent form. FX Energy will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

         FX Energy will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. FX Energy expects that the following provisions will generally apply to depositary arrangements.

         After FX Energy issues a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If FX Energy offers and sells the debt securities directly or through agents, either FX Energy or FX Energy's agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

         FX Energy and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

         Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

         FX Energy expects that the depositary or its nominee, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. FX Energy also expects that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

         If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by FX Energy within ninety days, FX Energy will issue individual debt securities in exchange for such global security. In addition, FX Energy may at any time in its sole discretion determine not to have any of the debt securities of a series continue to be represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

         Neither FX Energy, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Neither FX Energy, the trustee nor any paying agent will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and FX Energy, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Subordination

         Debt securities may be subordinated to Senior Indebtedness to the extent set forth in the applicable prospectus supplement. FX Energy currently conducts substantially all its operations through subsidiaries, and subject to the terms of any guaranty that may be entered into in connection with the issuance of a series of debt securities, the holders of debt securities, whether or not subordinated debt securities, will generally have a junior position to the creditors of FX Energy's subsidiaries.

         Under the indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all debt of FX Energy designated as "Senior Indebtedness" as provided below. Upon distribution of FX Energy's assets to FX Energy's creditors or upon the liquidation or dissolution of FX Energy or in bankruptcy or similar proceedings relating to FX Energy or its property, holders of FX Energy's Senior Indebtedness will be entitled to receive payment in full in cash before the holders of the subordinated debt securities can receive any payment with respect to the subordinated debt securities. The indenture also provides that no payment of principal, interest and any premium on the subordinated indebtedness securities may be made in the event:

         - FX Energy fails to pay the principal, interest or any premium on any Senior Indebtedness within any applicable grace period; or

         - any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated.

         Additionally, if any default on the Senior Indebtedness occurs and the maturity of the Senior Indebtedness could be accelerated as a result of such default, then the representatives of the holders of such indebtedness that has been designated as "Designated Senior Indebtedness" may require that FX Energy suspend any payment on the subordinated debt securities for a blockage period of 180 days. Not more than one such blockage period may occur in any consecutive 360-day period.

         Senior Indebtedness means FX Energy's indebtedness that is designated as such by FX Energy's board of directors or in a supplemental indenture at the time that the terms of the subordinated debt are established. The indenture will not limit the amount of Senior Indebtedness that FX Energy may incur.

         By reason of the subordination, in the event of FX Energy's insolvency, FX Energy's creditors who may also be holders of Senior Indebtedness, as well as certain general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Consolidation, Merger or Sale of Assets

         The indenture generally permits a consolidation or merger between FX Energy and another corporation or other entity. It also permits the sale or lease by FX Energy of all or substantially all of FX Energy's property and assets. If this happens, the remaining or acquiring corporation or other entity shall assume all of FX Energy's responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the covenants in the indenture.

         FX Energy is only permitted to consolidate or merge with or into any other entity or sell all or substantially all of FX Energy's assets according to the terms and conditions of the indenture. The remaining or acquiring entity will be substituted for FX Energy in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor entity may exercise FX Energy's rights and powers under the indenture, in FX Energy's name or in its own name. Any act or proceeding required or permitted to be done by FX Energy's board of directors or any of FX Energy's officers may be done by the board or officers of the successor entity. If FX Energy consolidates or merges with or into any other entity or sells all or substantially all of FX Energy's assets, FX Energy shall be released from all FX Energy's liabilities and obligations under the indenture and under the debt securities.

Modification of Indenture

         FX Energy may modify the indenture, without prior notice to or consent of any holders, for any of the following purposes:

         - to evidence the succession of another person to FX Energy's rights and the assumption by the successor of FX Energy's covenants and obligations in the indenture and the debt securities;

         - to add to the covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon FX Energy in the indenture;

         - to add any event of default;

         - to cure any ambiguity, defect or inconsistency, to secure the debt securities, or to make any change that does not adversely affect the rights of any holders;

         - to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

         - to add to or change any provision of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as any such action does not adversely affect the interests of the holders of debt securities nor permit or facilitate the issuance of debt securities of any series in uncertificated form;

         - to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

         - in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions;

         - to add guarantees for any or all of the debt securities or to secure any or all of the debt securities;

         - to make any change that does not adversely affect the rights of any holder;

         - to add to, change or eliminate any provision of the indenture, so long as any such addition, change or elimination does not either apply to any debt security of any series created prior to the modification that is entitled to the benefit of the provision or modify the rights of the holders of any such debt security with respect to the provision or become effective only when there is no debt security outstanding;

         - to evidence and provide for a successor or other trustee with respect to the debt securities of one or more series and to add to or change any provision of the indenture to provide for or facilitate the administration of the indenture by more than one trustee;

         - to establish the form or terms of debt securities and coupons of any series; and

         - to provide for uncertificated debt securities in addition to or in place of certificated debt securities.

         FX Energy may modify and amend the indenture with the written consent of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments; provided, however, that such modifications may not, without the consent of the holder of each outstanding debt security of each series affected thereby:

         - reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

         - reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any payment to be made with respect to any coupon;

         - reduce the principal of or extend the stated maturity of any debt security;

         - reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

         - make any debt security or coupon payable in a currency other than that stated in the debt security;

         - in the case of any subordinated debt security or related coupons, make any change in the subordination provisions of the indenture that adversely affects the rights of any holder under the provisions;

         - release any security that may have been granted with respect to the debt securities;

         - impair the right of a holder of debt securities to receive payment of principal and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of or with respect to such holder's debt securities;

         - make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

         - change any obligation of FX Energy provided for in the indenture to pay additional interest with respect to bearer securities; or

         - limit the obligation of FX Energy to maintain a paying agency outside the United States for payment on bearer securities or limit the obligation of FX Energy to redeem certain bearer securities.


Events of Default

         "Event of Default," with respect to any series of debt securities, means any of the following:

         - failure to pay interest on any debt security of that series for 30 days;

         - failure to pay the principal or any premium on any debt security of that series when due;

         - failure to deposit any sinking fund payment when due;

         - failure to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

         - failure to perform any other covenant with respect to that series in the indenture that continues for 90 days after being given written notice;

         - certain events in bankruptcy, insolvency or reorganization of FX Energy or a significant subsidiary that has guaranteed the payment of such series of debt securities;

         - the entry of a judgment in excess of $20 million against FX Energy or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

         - any other event of default included in the indenture or any supplemental indenture.

         An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

         If an event of default relating to certain events in bankruptcy, insolvency or reorganization of FX Energy occurs and continues, the entire principal of all the debt securities of all series will be due and payable immediately. If any other event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest or in the making of any sinking fund payment) if it considers such withholding of notice to be in the interests of the holders.

         Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

         No holder of any debt security can institute any action or proceeding with respect to the indenture unless the holder gives written notice of an event of default to the trustee, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series shall have requested the trustee to institute the action or proceeding and has appropriately indemnified the trustee, and the trustee has failed to institute the action or proceeding within a specified time period.

Satisfaction and Discharge of the Indenture; Defeasance

         Discharge.

         With certain exceptions, FX Energy will be discharged from its obligations under the indenture with respect to any series of debt securities either by paying the principal and any premium and interest on all of the outstanding debt securities of such series when due and payable or by delivering to the trustee all outstanding debt securities of such series for cancellation.

         Legal Defeasance.

         FX Energy may be discharged from FX Energy's obligations on the debt securities of any series at any time if FX Energy deposits with the trustee sufficient cash or government obligations to pay the principal and any premium and interest on the debt securities of that series to the stated maturity date or a redemption date for the debt securities of that series. If that happens, payment of the debt securities of such series may not be accelerated because of an event specified as an event of default with respect to such debt securities, and the holders of the debt securities of such series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

         FX Energy may be discharged only if, among other things, FX Energy has delivered to the trustee an opinion of counsel stating that FX Energy has received from the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

         Covenant Defeasance.

         FX Energy may omit to comply with certain restrictive covenants contained in the indenture and any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of any series. FX Energy may omit to comply with such covenants only if, among other things:

         - FX Energy deposits with the trustee sufficient cash or government obligations to pay the principal and any premium and interest on the debt securities of that series to the stated maturity date or a redemption date for the debt securities of that series; and

         - FX Energy delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance.

         Effect of Discharge and Defeasance.

         Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be included without the discharge. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

The Trustee

         FX Energy may appoint a separate trustee for any series of debt securities. FX Energy may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities and serve as trustee under FX Energy's other indentures.

Governing Law

         The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.


                          DESCRIPTION OF CAPITAL STOCK

         FX Energy is authorized to issue 30,000,000 shares of common stock, $0.001 par value; and 5,000,000 shares of preferred stock (including 500,000 shares of Series A Preferred Stock), $0.001 par value.

Common Stock

         As of June 1, 1999, FX Energy had 14,847,003 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. FX Energy's bylaws provide that a majority of the issued and outstanding shares of FX Energy constitutes a quorum for stockholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute.

         Stockholders of FX Energy have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of FX Energy, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

         Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. FX Energy seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends on the common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until FX Energy has satisfied its obligations to any preferred stockholders. Certain of FX Energy's debt may restrict the payment of dividends.

         As of June 1, 1999, FX Energy had reserved for issuance on exercise of options and warrants at exercise prices ranging from $1.50 to $10.25 an aggregate of 3,684,239 shares of common stock consisting of 2,599,584 shares issuable on the exercise of outstanding options and warrants with a weighted average exercise price of $4.42 per share, and 1,084,655 shares issuable on the exercise of options previously granted but not yet exercisable at a weighted exercise price of $6.97 per share.

         The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing shareholders, including persons purchasing common stock in this offering.

Preferred Stock

         Under FX Energy's Articles of Incorporation, FX Energy's board of directors is authorized, without shareholder action, to issue preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of FX Energy and voting rights, if any. If FX Energy offers preferred stock, the specific designations and rights will be described in the prospectus supplement.

         Series A Preferred Stock

         FX Energy is authorized to issue 500,000 shares of Series A Preferred Stock. Such preferred stock is non-redeemable and subordinate to any other series of FX Energy's Preferred Stock which may at any time be issued (FX Energy currently does not have any Preferred Stock outstanding). The Series A Preferred Stock is authorized for issuance pursuant to the preferred stock purchase rights that trade with the common stock, as described below. Each share of Series A Preferred Stock is entitled to receive, when, as and if declared, a dividend in an amount equal to one hundred times the cash dividend declared on each share of common stock and one hundred times any non-cash dividends declared with respect to each share of common stock, in like kind, other than a dividend payable in shares of common stock. In the event of liquidation, the holder of each share of Series A Preferred Stock shall be entitled to receive a liquidation payment in an amount equal to one hundred times the liquidation payment made per common share of FX Energy. Each share of Series A Preferred Stock has one hundred votes, voting together with the common stock and not as a separate class, unless otherwise required by law or FX Energy's articles of incorporation. In the event of any merger, consolidation or other transaction in which shares of common stock of FX Energy are exchanged, each share of Series A Preferred Stock is entitled to receive one hundred times the amount received per share of common stock of FX Energy.

         Each share of common stock includes one right (a "Right") which entitles the registered holder to purchase from FX Energy one one-hundredth (1/100) of a share of Series A Preferred Stock at an exercise price of $100 per Right, subject to adjustment to prevent dilution. Initially the Rights will not be exercisable, certificates for the Rights will not be issued and, unless and until the Rights become exercisable, they will be transferred with and only with the shares of common stock. The Rights are exercisable on the Separation Date, which will occur on the earlier of (i) ten calendar days following a public announcement that certain persons or groups have acquired 20% or more of the outstanding voting shares of FX Energy, (ii) ten calendar days following the commencement or public announcement of the intent of any person to acquire 20% or more of the outstanding voting shares of FX Energy; or (iii) such later date as may be fixed by the board of directors. Following the Separation Date, certificates representing the Rights will be mailed to holders of record of common stock and thereafter such certificates alone will evidence the rights. If any person acquires more than 20% of the outstanding common stock or FX Energy engages in certain business combinations, other than pursuant to a tender or exchange offering for all shares of common stock approved by the board of directors, the Rights become exercisable for common stock, in lieu of Series A Preferred Stock, by paying one-half of the exercise price of the Right for a number of shares of common stock of FX Energy having an aggregate market price equal to such exercise price. Any Rights that are or were beneficially owned by a person who has acquired 20% or more of the outstanding common stock will become void.

         FX Energy may redeem the Rights at $.01 per Right at any time until ten business days after public announcement that a person has acquired 20% or more of the outstanding shares of common stock, provided that the redemption is approved by FX Energy's Rights Redemption Committee, a committee consisting of at least three continuing directors, a majority of whom are not employees of FX Energy. The Rights will expire on the tenth anniversary after adoption of the Rights by the board of directors unless earlier redeemed by FX Energy. Unless the Rights have been previously redeemed, all shares of common stock issued by FX Energy will include Rights. As long as the Rights are redeemable, the Rights Redemption Committee, without further shareholder approval may, except with respect to the exercise price or expiration date of the Rights, amend the Rights in any matter that, in the opinion of the board of directors, does not materially adversely affect the interests of holders of the Rights.

Certain Article and Bylaw Provisions

         FX Energy's Articles of Incorporation divide the members of the board of directors into three classes of directors, with each class to be as nearly equal in number of directors as possible, serving staggered, three-year terms. FX Energy's Articles of Incorporation also provide that directors may be removed, with or without cause, by a two-thirds majority of the shareholders at a meeting called for that purpose and that any resulting vacancies can be filled by only a vote of a majority of the directors remaining in office.

         FX Energy's bylaws permit stockholders to nominate a person for election as a director or bring other matters before a stockholder meeting only if written notice of such intent is provided to FX Energy at least 30 days prior to the meeting. Such notice of intent to nominate a person for election as a director is required to set forth the same kind of information respecting such nominee as would be required under the proxy rules of the SEC, including the written consent of the nominee to serve as a director, if elected, and the name and address of the stockholder making the nomination as well as the number of shares of stock owned by such stockholder. In the case of other proposed business, the notice must set forth a brief description of each matter proposed, the name and address of the stockholder proposing the matter, the number of shares of stock owned by such stockholder and any material interest of such stockholder in such matter.

         Nevada law provides that a merger or consolidation, sale or similar transaction involving all or substantially all of FX Energy's assets, the issuance of securities having an aggregate value equal to 5% or more of the aggregate market of all outstanding shares of the corporation or the reclassification, recapitalization or similar transaction involving an "interested stockholder" (as defined), within three years after the stockholder became interested, cannot be completed unless such transaction is approved by the board of directors of FX Energy. After the expiration of three years after a person becomes an interested stockholder, a transaction cannot be completed with the interested stockholder unless it is approved by the board of directors or a majority of the outstanding voting power not beneficially owned by the interested stockholder, unless certain "fair price" provisions are met. Such fair price provisions generally require that the amount of cash and the market value of the consideration of the cash to be received per share by all holders of the outstanding common stock of FX Energy not beneficially owned by the interested stockholder be at least equal to the higher of the price per share paid by the interested stockholder or the market value on the date of announcement of the proposed combination. For purposes of these provisions, an interested stockholder is one who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding stock of the corporation.

         The foregoing provisions may tend to deter any potential unfriendly offers or other efforts to obtain control of FX Energy that are not approved by the board of directors and thereby deprive the stockholders of opportunities to sell shares of common stock at prices higher than the prevailing market price. On the other hand, these provisions may tend to assure continuity of management and corporate policies and to induce any person seeking control of FX Energy or a business combination with FX Energy to negotiate on terms acceptable to the then elected board of directors.


                        DESCRIPTION OF DEPOSITARY SHARES

General

         FX Energy may, at FX Energy's option, elect to offer fractional shares of serial preferred stock, rather than full shares of serial preferred stock. If FX Energy offers fractional shares, FX Energy will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. FX Energy will specify that fraction in the prospectus supplement.

         The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between FX Energy and a depositary selected by FX Energy. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

         The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. FX Energy will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering.

         The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions

         The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

         If FX Energy makes a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with FX Energy's approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

         Whenever FX Energy redeems shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as determined by the depositary.

         Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

         Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and FX Energy will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement

         FX Energy and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by FX Energy or by the depositary only if:

         - all outstanding depositary shares have been redeemed; or

         - there has been a final distribution of the underlying preferred stock in connection with FX Energy's liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary

         FX Energy will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. FX Energy will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will be required to pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

         The depositary may resign at any time by delivering a notice to FX Energy of its election to do so. FX Energy may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. FX Energy must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

         The depositary will be required to forward to holders of depositary receipts all reports and communications from FX Energy that FX Energy delivers to the depositary and that FX Energy is required to furnish to the holders of the preferred stock.

         Neither FX Energy nor the depositary will be liable if either is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. FX Energy's obligations and those of the depositary will be limited to performing in good faith their respective duties under the deposit agreement. Neither FX Energy nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. FX Energy and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons they believe to be competent and on documents they believe to be genuine.

                             DESCRIPTION OF WARRANTS

         FX Energy may issue warrants to purchase debt securities ("debt warrants"), preferred stock ("preferred stock warrants"), or common stock ("common stock warrants," and collectively with the preferred stock warrants, the "stock warrants"). FX Energy may issue warrants independently or together with any other securities FX Energy offers pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. FX Energy will issue each series of warrants under a separate warrant agreement that FX Energy will enter into with a bank or trust company, as warrant agent. FX Energy will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

Debt Warrants

         FX Energy will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, which may include the following:

         - title of the debt warrants;

         - price or prices at which the debt warrants will be issued;

         - aggregate number of the debt warrants;

         - the designation and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

         - the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

         - the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

         - the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

         - the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

         - the maximum or minimum number of the debt warrants that may be exercised at any time;

         - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

         - information with respect to book-entry procedures, if any;

         - the currency or currency units in which the offering price, if any, and the exercise price are payable;

         - a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants;

         - the antidilution provisions of the debt warrants, if any;

         - the redemption or call provisions, if any, applicable to the debt warrants; and

         - any other terms of the debt warrants, including terms, procedures and limitations relating to the exercise of the debt warrants.


         Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

Stock Warrants

         FX Energy will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, which may include the following:

         - title of the warrants;

         - price or prices at which the warrants will be issued;

         - aggregate number of the warrants issued;

         - the designation and terms of the preferred stock or common stock for which the warrants are exercisable;

         - if applicable, the designation and terms of the preferred stock or common stock with which the warrants are issued and the number of the warrants issued with each share of preferred stock or common stock;

         - if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

         - the number of shares of preferred stock or common stock purchasable upon exercise of the warrants and the exercise price of the warrants;

         - the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

         - the maximum or minimum number of the warrants which may be exercised at any time;

         - the currency or currency units in which the offering price, if any, and the exercise price are payable;

         - if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

         - any antidilution provisions of the warrants;

         - any redemption or call provisions applicable to the warrants; and

         - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

         Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

         Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, FX Energy will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock purchasable upon the exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, FX Energy will issue a new warrant certificate for the remaining warrants.

                            DESCRIPTION OF GUARANTEES

         FX Energy may issue guarantees in connection with debt securities offered by any prospectus supplement. The following summary of certain provisions of the guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the form of guaranty that will be filed with the SEC in connection with the offering of guarantees. Each guarantee will be issued pursuant to the indenture. The prospectus supplement for a particular issue of debt securities will describe the terms of the related guarantees, including the following:

         - series of debt securities to which the guarantees apply;

         - whether the guarantees are secured or unsecured;

         - whether the guarantees are conditional or unconditional;

         - whether the guarantees are senior or subordinate to other guarantees or debt;

         - the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

         - any additional terms of the guarantees.

                              PLAN OF DISTRIBUTION

         FX Energy may sell the offered securities within or outside the United
States:

         - through agents;

         - through underwriters or dealers;

         - directly to one or more purchasers; or

         - through a combination of any such methods of sale.

By Agents

         Offered securities may be sold through agents designated by FX Energy. Unless otherwise indicated in the prospectus supplement, the agents will act on a best efforts basis to solicit purchases for the period of their appointment.

By Underwriters or Dealers

         If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         FX Energy may also sell the offered securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any securities of FX Energy. In a standby agreement, the underwriter or underwriters would agree either:

         - to purchase from FX Energy up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of securities of FX Energy at an agreed price per share of common stock; or

         - to purchase from FX Energy up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of the common stock or any other security of FX Energy then outstanding.

         The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for common stock or other security of FX Energy. The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

         If dealers are used in the sale of offered securities with respect to which this prospectus is delivered, FX Energy will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement thereto.

Direct Sales; Rights Offerings

         Offered securities may also be sold directly by FX Energy. In this case, no underwriters or agents would be involved. FX Energy may sell offered securities upon the exercise of rights which may be issued to FX Energy's securityholders.

                               GENERAL INFORMATION

         Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from FX Energy and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

         Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

         Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

         FX Energy may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, FX Energy or FX Energy's subsidiaries in the ordinary course of their businesses.

         The offered securities may or may not be listed on a national securities exchange. Any underwriters or agents to or through whom the offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurances can be given that there will be a market for the offered securities.


                                  LEGAL MATTERS

         FX Energy's legal counsel, Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah, or another counsel named in the prospectus supplement, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of Pricewaterhouse-Coopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The year end independent reserve report dated December 31, 1998, incorporated by reference into this Prospectus by reference from FX Energy's Annual Report on Form 10-K for the year ended December 31, 1998, has been prepared by Larry D. Krause, Billings, Montana, as stated in his report, which is incorporated by reference and has been so incorporated by reference in reliance and upon such report given on the authority of that firm as experts in oil and gas engineering.